Exhibit 99.1

            G&K Services Reports Fiscal 2004 Third Quarter Results;
                 Fourth Consecutive Quarter of Margin Expansion

     MINNEAPOLIS--(BUSINESS WIRE)--April 27, 2004--G&K Services, Inc. (Nasdaq:GKSRA), today reported revenue for the third quarter ended March 27, 2004, of $179.0 million, up 1.4 percent over the $176.5 million reported in the third fiscal quarter last year.
     Earnings per diluted share totaled $0.43 for the quarter, an increase of
38.7 percent over $0.31 during the prior-year period. Earnings in the prior-year period were negatively affected by one-time charges of approximately $0.06 per share related to severance costs and plant closing expenses.
     "We're pleased with our third quarter results," said Richard Marcantonio, G&K's president and chief executive officer. "The quarter represented the fourth consecutive quarter of improved operating income margin, an area we have put tremendous focus on over the past year and a half. Excluding the prior-year one-time expenses, we've increased our operating income margin by approximately 70 basis points despite sluggish employment growth. Maintaining strong earnings momentum will continue to allow us to invest more heavily on revenue growth initiatives."
     Third quarter revenue from G&K's rental business increased to $173.5 million, up 1.4 percent over the prior-year period. The company's organic industrial rental growth rate was approximately negative 2.0 percent in the third quarter. The organic industrial rental growth is calculated using industrial rental revenue adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results. Direct sale revenue was up 0.7 percent versus the prior-year quarter.
     Gross margin from rental operations for the quarter was 36.4 percent compared to 36.6 percent in the prior-year quarter. Gross margin for the quarter reflected a strong improvement in merchandise costs offset by higher energy costs, employee benefit costs and lost margin from lower employment levels within our customer base. Gross margin from direct sales was 26.1 percent compared to 16.3 percent in the prior-year period. The improvement resulted primarily from one-time expenses related to the closing of a manufacturing facility in the prior-year period.
     Selling, general and administrative expenses were 20.9 percent of consolidated revenue, down from 22.7 percent in the same period last year. The decline was attributed to a year over year reduction in selling expenses associated with lower commissions, reduced administration costs, lower bad debt expense and one-time severance costs in the prior-year associated with certain headcount reductions.
     "During the quarter, we began increasing our sales force to bolster our organic growth rate," Marcantonio said. "While it will take time for the new sales people to become trained and productive, we believe that a larger sales force combined with continued focus on cross-selling and customer retention will generate improved organic revenue growth."
     The company reported another quarter of strong cash flow. Cash flows from operations totaled $28.7 million. Free cash flow, which is cash provided by operating activities less capital expenditures, was $24.3 million for the quarter compared to $19.3 million during the prior-year period, an increase of
26.1 percent. On a year-to-date basis, free cash flow is up 41.8 percent over the same period a year ago. Capital expenditures for the quarter were $4.4 million compared to $6.6 million in the prior-year period.
     The company has utilized the excess free cash flow to fund acquisition activities and reduce debt. Consequently, interest expense for the quarter was down 17.0 percent compared to the prior-year quarter due primarily to a $37.6 million reduction of total debt.
     "We're confident about our future," Marcantonio said. "Employment growth remains mixed as indicated by recent government statistics and continued workforce reductions in our customer base. However, we have seen improved employment levels within our customers' workforce late in the third quarter and in the beginning of the fourth quarter. While we expect our organic growth to slip slightly in the fourth quarter due to strong cross-selling initiatives in the year-ago period, we anticipate that organic growth will begin to rebound in the first half of fiscal 2005."
     The company also reported plans to increase production at its Dominican Republic garment manufacturing facility. The increased production will allow its United States manufacturing facility to begin manufacturing other merchandise currently sourced from external vendors. The impact of these changes is expected to improve gross margins by approximately 50 basis points over the next two years.

     Outlook

     The company expects fiscal 2004 fourth quarter revenue to be in the range of $192.0 million to $195.0 million and earnings per share to be between $0.45 and $0.48. This guidance reflects an extra week of operation in the fourth quarter: the company operates on a 52/53 week fiscal year. As a result, the extra week is periodically required to maintain a fiscal year end on or about June 30. Furthermore, earnings estimates reflect anticipated one-time expenses of $0.01-$0.02 per share associated with the changes described above in the company's manufacturing unit.
     The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast and can be accessed through the website www.gkservices.com (on the Investor Relations page, click on the webcast icon and follow the instructions). A replay of the call will be available through May 25, 2004.

     Safe Harbor for Forward-Looking Statements

     The Private Securities Litigation Reform Act of 1995 (the "Act") provides companies with a "safe harbor" when making forward-looking statements as a way of encouraging them to furnish their shareholders with information regarding expected trends in their operating results, anticipated business developments and other prospective information. Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of the Act. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. Given that circumstances may change, and new risks to the business may emerge from time to time, having the potential to negatively impact our business in ways we could not anticipate at the time of making a forward-looking statement, you are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     Some of the factors that could cause actual results or events to vary from stated expectations include, but are not limited to, the following: unforeseen operating risks; the effects of overall economic conditions and employment; fluctuations in costs of insurance and energy; acquisition integration costs; the performance of acquired businesses; preservation of positive labor relationships; competition, including pricing, within the corporate identity apparel and facility services industry; and the availability of capital to finance planned growth. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 28, 2003.

     About G&K Services, Inc.

     Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in corporate identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 130 processing facilities and branch offices, serving more than 160,000 customers.


CONSOLIDATED STATEMENTS OF OPERATIONS
G&K Services, Inc. and Subsidiaries
(Unaudited)
                                    For the Three       For the Nine
                                    Months Ended        Months Ended
                                  ------------------------------------
(U.S. Dollars, in thousands,      Mar. 27, Mar. 29,  Mar. 27, Mar. 29,
 except per share data)             2004     2003     2004     2003
----------------------------------------------------------------------
Revenues
  Rental operations               $173,531 $171,065 $521,431 $508,149
  Direct sales                       5,494    5,455   18,736   17,822
----------------------------------------------------------------------
     Total revenues                179,025  176,520  540,167  525,971
----------------------------------------------------------------------
Operating Expenses
  Cost of rental operations        110,382  108,524  331,289  316,084
  Cost of direct sales               4,061    4,566   14,145   13,494
  Selling and administrative        37,353   40,070  114,677  115,552
  Depreciation and amortization      9,865    9,511   29,328   27,984
----------------------------------------------------------------------
     Total operating expenses      161,661  162,671  489,439  473,114
----------------------------------------------------------------------
Income from Operations              17,364   13,849   50,728   52,857
  Interest expense                   2,826    3,406    8,914   10,198
  --------------------------------------------------------------------
Income before Income Taxes          14,538   10,443   41,814   42,659
  Provision for income taxes         5,524    4,073   15,889   16,637
----------------------------------------------------------------------
Net Income                          $9,014   $6,370  $25,925  $26,022
----------------------------------------------------------------------
  Basic weighted average number
  of shares outstanding             20,767   20,608   20,681   20,574
Basic Earnings Per Common Share      $0.43    $0.31    $1.25    $1.26
----------------------------------------------------------------------
  Diluted weighted average number
  of shares outstanding             20,974   20,676   20,851   20,707
Diluted Earnings Per Common Share    $0.43    $0.31    $1.24    $1.26
----------------------------------------------------------------------

Dividends per share                $0.0175  $0.0175  $0.0525  $0.0525



                 CONSOLIDATED CONDENSED BALANCE SHEETS
                  G&K Services, Inc. and Subsidiaries

                                                   March 27,
                                                     2004     June 28,
(U.S. dollars, in thousands)                     (Unaudited)    2003
----------------------------------------------------------------------
ASSETS
Current Assets
   Cash and cash equivalents                        $24,757   $11,504
   Accounts receivable, net                          68,462    69,839
   Inventories                                       90,911    95,853
   Prepaid expenses                                   8,688    14,848
----------------------------------------------------------------------
         Total current assets                       192,818   192,044
----------------------------------------------------------------------

Property, Plant and Equipment, net                  244,028   250,757
Other Assets                                        358,049   336,005
----------------------------------------------------------------------
                                                   $794,895  $778,806
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
   Accounts payable                                 $17,608   $20,228
   Accrued expenses                                  83,617    68,679
   Deferred income taxes                             13,742    13,459
   Current maturities of long-term debt              24,321    14,430
----------------------------------------------------------------------
         Total current liabilities                  139,288   116,796
----------------------------------------------------------------------

Long-Term Debt, net of current maturities           193,899   236,731
Deferred Income Taxes                                30,627    28,667
Other Noncurrent Liabilities                         19,402    16,343
Stockholders' Equity                                411,679   380,269
----------------------------------------------------------------------
                                                   $794,895  $778,806
----------------------------------------------------------------------


            CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                  G&K Services, Inc. and Subsidiaries
                              (Unaudited)

                                             For the Nine Months Ended
                                             -------------------------
                                              March 27,     March 29,
(U.S. dollars, in thousands)                    2004          2003
----------------------------------------------------------------------
Operating Activities:
  Net income                                  $25,925       $26,022
  Adjustments to reconcile net income to net
   cash provided by operating activities -
  Depreciation and amortization                29,328        27,984
  Deferred income taxes                           671          (320)
  Amortization of deferred compensation -
   restricted stock                               659           768
  Changes in current operating items,
   exclusive of acquisitions                   24,758        17,945
  Other, net                                      308           867
----------------------------------------------------------------------
Net cash provided by operating activities      81,649        73,266
----------------------------------------------------------------------
Investing Activities:
  Property, plant and equipment additions,
   net                                        (12,790)      (24,703)
  Acquisition of business assets and other    (26,082)      (75,795)
  --------------------------------------------------------------------
Net cash used for investing activities        (38,872)     (100,498)
----------------------------------------------------------------------
Financing Activities:
  Proceeds from debt financing                141,026       166,814
  Repayments of debt financing               (173,428)     (135,225)
  Cash dividends paid                          (1,090)       (1,088)
  Sale of common stock                          3,714           500
----------------------------------------------------------------------
Net cash provided by (used for)  financing
 activities                                   (29,778)       31,001
----------------------------------------------------------------------
Increase  in Cash and Cash Equivalents         12,999         3,769
Effect of Exchange Rates on Cash                  254           295

Cash and Cash Equivalents:
  Beginning of period                          11,504         9,986
----------------------------------------------------------------------
  End of period                               $24,757       $14,050
----------------------------------------------------------------------

    CONTACT: G&K Services, Inc., Minnetonka
             Jeffrey L. Wright, 952-912-5500
             or
             Glenn L. Stolt, 952-912-5500